CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 10, 2009 with respect to the consolidated financial statements, financial statement schedule listed in the index appearing under Item 15 (a)(2) and internal control over financial reporting included in the Annual Report of The L.S. Starrett Company on Form 10-K for the year ended June 27, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of The L.S. Starrett Company on Forms S-8 (File No. 333-104123, effective March 28, 2005, File No. 333-101162, effective November 12, 2002, File No. 333-12997, effective September 27, 1996, and File No. 033-55623, effective October 15, 1994).

/s/ Grant Thornton LLP
Boston, Massachusetts
September 10, 2009